Exhibit 10.2

Execution Version

CONTRIBUTION AGREEMENT

BY AND BETWEEN

BRITESMILE, INC.

AND

BRITESMILE SPAS, LLC

DATED AS OF

JANUARY 13, 2006

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ARTICLE 4. EMPLOYEE MATTERS		7
4.1	Contributed Employees	7
4.2	Benefits	8
4.3	Severance	8
4.4	Paid Time Off	8

ARTICLE 5. MUTUAL RELEASE		8
5.1	Release of Claims	8

ARTICLE 6. MISCELLANEOUS		9
6.1	Further Assurances	9
6.2	Survival	10
6.3	Counterparts; Entire Agreement	10
6.4	Governing Law	10
6.5	Assignability	10
6.6	Notices	10
6.7	No Third Party Beneficiaries	11
6.8	Severability	11
6.9	Publicity	11
6.10	Headings	11
6.11	Survival of Covenants	11
6.12	Waivers of Default	11
6.13	Amendments	12
6.14	Interpretation	12

SCHEDULE INDEX

Schedule 1	Contributed Assets
Schedule 2	Excluded Assets
Schedule 3	Contributed Liabilities
Schedule 4	Contributed Employees

EXHIBIT INDEX

Exhibit A	Assignment of Contracts
Exhibit B	Assumption Agreement
Exhibit C	Instrument of Assignment
Exhibit D	Corporate Severance Policy

ii

CONTRIBUTION AGREEMENT

                    THIS CONTRIBUTION AGREEMENT (including all Exhibits and Schedules hereto, the “Agreement”), dated as of January 13, 2006, is by and between BriteSmile, Inc., a Utah corporation (“BSML”), and BRITESMILE SPAS, LLC, a Delaware limited liability company (“Spas”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article 1 hereof.

                    WHEREAS, BSML is currently engaged, among other things, in the business (1) of owning or operating dedicated centers (the “Spa Centers”), in retail locations, in which the dental services provided or authorized to be provided are limited to providing tooth whitening, orthodontics, veneers, x-rays, cleaning and prophys to consumers and (2) selling in such dedicated centers and in other retail channels not including professional dental offices teeth whitening products, including its BriteSmile-to-Go pen, toothpaste, mouthwash and gum products, directly and through third party retail establishments ((1) and (2) being referred to collectively as, the “Spa Business”);

                    WHEREAS, BSML is also engaged in, among other things, offering teeth-whitening products and systems through existing independent dental offices worldwide, known as BriteSmile Professional Teeth Whitening Associated Centers (the “Associated Center Business”);

                    WHEREAS, Spas was formed in December 2005 to engage in and operate the Spa Business in connection with the transactions contemplated by the Limited Liability Company Membership Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), by and between BSML and Dental Spas, LLC (the “Buyer”) and in contemplation thereof, has entered into a License Agreement, dated as of December 30, 2005, by and among BSML, certain of its Affiliates and Spas (the “Spa License”) pursuant to which BSML and such Affiliates have licensed certain intellectual property and related rights to Spas;

                    WHEREAS, in exchange for 100% of the membership interests of Spas (the “Securities”), the Board of Directors of BSML has determined that it is in the best interests of BSML to contribute certain assets to Spas that are used by BSML in the operation of the Spa Business and the Manager of Spas has determined that it is in the best interests of Spas to cause Spas to assume certain liabilities that are related to such assets and to the operation and continued operation of the Spa Business, all as more fully described in and, in each case, subject to the terms and conditions in this Agreement (collectively, the “Contribution”); and

                    WHEREAS, it is appropriate and desirable to set forth the principal transactions required to effect the Contribution and implement certain other agreements that will govern matters relating to the Contribution and the relationship of BSML and Spas following the Contribution;

                    NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound, agree as follows:

ARTICLE 1.
DEFINITIONS

For the purpose of this Agreement the following terms shall have the following meanings:

          1.1     “Action” means any demand, action, suit, counter suit, arbitration, inquiry, proceeding, or investigation by or before any federal, state, local, foreign, or international Governmental Authority or any arbitration or mediation tribunal.

          1.2     “Affiliate” of any Person means a Person that controls, is controlled by, or is under common control with such Person.  As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

1.3 “Agreement” shall have the meaning set forth in the Preamble.

1.4 “Associated Center Business” shall have the meaning set forth in the Recitals.

1.5 “Assignment of Contracts” means the Assignment of Contracts by and between Spas and BSML in the form attached hereto as Exhibit A.

1.6 “Assumption Agreement” means the Assumption Agreement by and between Spas and BSML in the form attached hereto as Exhibit B.

1.7 “BSML” shall have the meaning set forth in the Preamble.

1.8 “Consents” means any consents, waivers or approvals from, or notification requirements to, any third Person or Governmental Authority.

1.9 “Contribution” shall have the meaning set forth in the Recitals.

1.10 “Contribution Date” shall have the meaning set forth in Section 3.1.

1.11 “Contributed Assets” means the assets listed on Schedule 1 hereto; provided that the “Contributed Assets” shall not include any assets constituting an Excluded Asset.

1.12 “Contributed Employees” shall have the meaning set forth in Section 4.1.

1.13 “Contribution Liabilities” shall have the meaning set forth in Section 3.1.

          1.14   “Excluded Assets” means the assets listed on Schedule 2 hereto and any and all assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules or Exhibits hereto or thereto) as assets to be retained by BSML.

          1.15   “Governmental Authority” shall mean any federal, state, local, foreign, or international court, government, department, commission, board, bureau, agency, official, or other regulatory, administrative, or governmental authority.

          1.16   “Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data but in no event shall be deemed to include any patents, trademarks, service marks, trade names, Internet domain names, copyrights, proprietary technology, trade secrets, know-how or other similar rights (or any applications and registrations relating to the foregoing) of BSML or its Affiliates which are not Contributed Assets.

1.17 “Instrument of Assignment” means the Instrument of Assignment by BSML in favor of Spas in the form attached hereto as Exhibit C.

          1.18   “Liabilities” means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

          1.19   “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

1.20 “PTO” shall have the meaning set forth in Section 4.4.

1.21 “Securities” shall have the meaning set forth in the Recitals.

1.22 “Spa Centers” shall have the meaning set forth in the Recitals.

1.23 “Spas” shall have the meaning set forth in the Preamble.

1.24 “Spa Business” shall have the meaning set forth in the Recitals.

1.25 “Thai Spa” means BriteSmile Whitening Spa (Thailand) Limited in which BSML has an equity interest, subject to certain first refusal rights on the transfer of such interest.

ARTICLE 2.
THE CONTRIBUTION

2.1 Contribution of Assets and Assumption of Liabilities.

                    (a)     Contribution by BSML.  On and subject to the terms of this Agreement, BSML hereby agrees to, and to cause its applicable Affiliates to, on the Contribution Date, assign, contribute, transfer, sell, convey, and deliver to Spas, and Spas hereby agrees to accept from BSML and such Affiliates, all of BSML’s and such Affiliates’ respective right, title, and interest in and to the Contributed Assets, so that neither BSML nor its Affiliates retain any right, title or interest in or to the Contributed Assets.

                    (b)     Assumption by Spas.  On and subject to the terms of this Agreement, BSML hereby agrees to, and to cause its applicable Affiliates to, assign, transfer and delegate to Spas on the Contribution Date, and in partial consideration of BSML’s obligations under this Agreement, Spas hereby agrees to assume on the Contribution Date, and agrees to faithfully perform and fulfill, all of the following Liabilities (the “Contributed Liabilities”), in accordance with their respective terms:

(i) the Liabilities listed on Schedule 3 hereto;

                                        (ii)    all Liabilities relating to the operation of the Contributed Assets, including, but not limited to, any assumed contract included in the Contributed Assets other than Liabilities arising prior to the Contribution Date which have not been disclosed to the Buyer;

(iii) all Liabilities of the Spa Centers disclosed to the Buyer outstanding on the Contribution Date;

(iv) all Liabilities relating to the Contributed Employees arising from and after the Contribution Date;

(v) all liabilities relating to severance obligations of and PTO to be honored by Spas pursuant to Section 4.3 and Section 4.4, respectively; and

                                        (vi)   any and all other Liabilities that are expressly contemplated by this Agreement, the Assignment of Contracts, the Assumption Agreement or the Instrument of Assignment (the Assignment of Contracts, the Assumption Agreement and the Instrument of Assignment being referred to hereinafter collectively as, the “Ancillary Agreements”) (or the Schedules or Exhibits hereto or thereto) as Liabilities to be assumed by Spas.

                    Notwithstanding anything to the contrary herein, in no event shall Spas be liable for any incentive compensation or other similar payments owing to any P.C. Dentist (as such term is defined in the Purchase Agreement) arising prior to the Contribution Date.

          2.2     Consideration for Contribution of Assets.  Upon the terms and subject to the conditions contained herein, as additional consideration for the transfer of the Contributed Assets by BSML and its Affiliates to Spas, Spas shall issue to BSML the Securities, and Spas shall assume the Contributed Liabilities pursuant to Section 2.1(b) above.

          2.3     Termination of Other Agreements.  Except with respect to this Agreement, the Ancillary Agreements (and agreements expressly contemplated herein or therein to survive by their terms) and the Spa License, BSML and Spas hereby terminate any and all written or oral agreements, arrangements, commitments or understandings, between or among them, effective as of the Contribution Date; and each party shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.  The parties acknowledge that nothing contained herein (including the schedules hereto) shall be deemed to contradict, supersede or otherwise affect, modify or alter the provisions, rights or obligations of BSML or its Affiliates or of Spas under the Spa License.

          2.4     Contributions Not Effected On or Prior to the Contribution Date.  In the event that at any time after the Contribution Date any party hereto shall receive or otherwise possess an asset that is allocated to the other Person pursuant to this Agreement or any Ancillary Agreement, such party shall promptly transfer or cause to be contributed, such asset to such Person so entitled hereunder. Prior to such transfer, the Person receiving or possessing such asset shall hold such asset in trust for such other Person (at the expense of the party entitled thereto). In the event that any assignment or assumption of Liabilities contemplated by this ARTICLE 2 has not been consummated effective as of the Contribution Date, the party retaining such Liabilities shall thereafter hold such Liabilities for the account of the party assuming such Liability or to whom such Liability is to be assigned pursuant hereto, and in each such case shall take such other actions as may be reasonably required in order to place the parties, insofar as reasonably possible, in the same position as would have existed had such asset been contributed, or such Liability been assigned or assumed as contemplated hereby. As and when any such asset or Liability becomes transferable, assignable or assumable, as the case may be, such transfer, assignment, or assumption shall be effected forthwith.

          2.5     Disclaimer of Representations and Warranties.  Each of BSML and Spas understands and agrees that, except as expressly set forth herein or in any Ancillary Agreement, no party to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement (with the exception of the Purchase Agreement, which contains certain representations, warranties and covenants of BSML and the Buyer, and the Spa License), any Ancillary Agreement or otherwise, is representing or warranting in any way as to the assets, businesses, technologies or Liabilities contributed or assumed as contemplated hereby or thereby, including, without limitation, any representations or warranties relating to (a) any Consents or approvals required in connection therewith, (b) the value of any of the foregoing,

(c) the freedom from any liens, security interests, encumbrances or restrictions on transfer, (d) the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset, or (e) the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any asset or thing of value upon the execution, delivery and filing hereof or thereof.  Except as may expressly be set forth herein or in any Ancillary Agreement, all such assets are being contributed on an “as is,” “where is” basis (provided that the absence of the representations and warranties from the parties shall not negate the allocation of Liabilities under this Agreement and shall have no effect on any manufacturer’s, seller’s or other third party warranty that is intended to be contributed with such assets) and, subject to the parties’ obligations under Section 2.4, Spas shall bear the economic and legal risks that any conveyance shall prove to be insufficient to vest in the transferee good and marketable title, free and clear of any liens, security interests, encumbrances or restrictions on transfer.

2.6 Spa License Agreement.

(a)

In this Section 2.6, Licensed Know-How, Licensed Products, LICENSORS and Retail Field shall all have the definitions given to them in the Spa License.  For the avoidance of doubt, upon entering into the Spa License it was the mutual intent of BSML and Spas that:

(i)

Spas has the right to sell the BriteSmile-to-Go pen and the BriteSmile Whitening Toothpaste in Spas and in the Retail Field without any limitation on the ability of the purchasers of such products to use them and without triggering any right for BSML to terminate the Spa License;

(ii)

The deficiency correction procedure described in Section 3.2 of the Spa License is intended to apply to all patents, trademarks, copyrights or know-how owned by or licensed to LICENSORS as of the date of the Spa License; and

	(iii)	The grant of the right to sell mouthwash in the Retail Field does not trigger any right of BSML to terminate the Spa License.

(b)

Nothing contained in this Section 2.6 shall constitute any representation or warranty of either party hereto or create any liability of any nature whatsoever of BSML or its Affiliates to Spas or its Affiliates, including the Buyer and its Affiliates.

ARTICLE 3.
CLOSING MATTERS

          3.1     Closing.  Upon the terms and subject to the conditions of this Agreement, the consummation of the Contribution and other transactions (the “Closing”) contemplated herein shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, LLP, Four Embarcadero Center, San Francisco, California, simultaneously with the closing of the transactions contemplated by the Purchase Agreement (the date on which Closing is effective, the “Contribution Date”), unless the parties hereto otherwise agree.

          3.2     Execution of Instruments of Conveyance.  In furtherance of the contribution, assignment and conveyance of the Contributed Assets and the assumption of the Contributed Liabilities set forth in Sections 2.1(a) and 2.1(b), at the Closing, (a) BSML shall execute and deliver, and shall cause any applicable Affiliate to execute and deliver, such Bills of Sale, certificates of title, Assignments of Contracts and other instruments of transfer, conveyance and assignment, if any, as and to the extent reasonably necessary to evidence the transfer, conveyance and assignment of all of BSML’s right, title and interest in and to the Contributed Assets to Spas and (b) Spas shall execute and deliver, to BSML and its Affiliates, such assumptions of contracts and other instruments of assumption, if any, as and to the extent reasonably necessary to evidence the valid and effective assumption of the Contributed Liabilities by Spas, including the Assumption Agreement.

3.3 Conditions Precedent to the Contribution. The parties’ obligations hereunder are subject to the following conditions that must be satisfied prior to consummation of the Contribution:

(a) Spas’ operating agreement shall reflect the issuance to and ownership of the Securities by BSML, and such operating agreement shall have been delivered to BSML.

                    (b)     There shall be no actual or threatened Action before any court or other Governmental Agency seeking to restrain or invalidate this Agreement, the Contribution, or any other transaction contemplated by this Agreement.

ARTICLE 4.
EMPLOYEE MATTERS

          4.1     Contributed Employees.  Spas shall offer employment to the employees of BSML set forth on Schedule 4 hereto effective as of the Contribution Date.  Such personnel who accept such employment (the “Contributed Employees”) will be employed by Spas with the same per annum salaries, or hourly rates of pay under which such Contributed Employees were employed by BSML immediately prior to the Contribution Date, but nothing herein shall be deemed to create an employment contract between Spas, the Buyer and/or any of their respective Affiliates and any such Contributed Employee.  Contributed Employees shall be employees at will (unless a written employment agreement to the contrary has been entered into by Spas with such Contributed Employee or expressly assumed in writing by Spas) and nothing express or implied in this Agreement will obligate Spas to provide continued employment to any such Contributed Employee for any specific period of time following the Contribution Date.

          4.2     Benefits.  Subject to Sections 4.3 and 4.4, from and after the Contribution Date, the Contributed Employees shall be entitled to participate in all benefits and welfare plans and programs provided by Spas to its employees generally subject, however, to the generally applicable eligibility and other provisions of the various plans and programs in effect from time to time.  From and after the Contribution Date, the Contributed Employees shall cease to participate in the benefits and welfare plans and programs of BSML, except as otherwise required by such plans or programs; provided that Spas shall honor the terms of BSML’s severance policy as provided in Section 4.3 below.

          4.3     Severance.  In the event that Spas determines that it is advisable to terminate the employment of any Contributed Employee, Spas shall pay the applicable severance benefits to such Contributed Employee consistent with BSML’s corporate severance policy in effect on the Contribution Date, a description of which is attached hereto as Exhibit D.  All severance costs arising from the termination of any of Contributed Employees shall be the exclusive responsibility of Spas and shall be deemed to be an Assumed Liability hereunder; however, Spas shall in no case assume any liabilities of BSML or other previous employer under any retention agreements executed by such previous employer with any Contributed Employees.  The execution of this Agreement and the consummation by the parties of the Contribution shall not, in and of itself, be deemed to be a termination of a Contributed Employee’s employment in a manner that would give rise to any severance obligation of BSML.

          4.4     Paid Time Off.  All “paid time off” balances (“PTO”) accrued on the books of BSML with respect to each Contributed Employee through the day prior to Contribution Date shall be honored by Spas from and after the Contribution Date.

ARTICLE 5.
MUTUAL RELEASE

5.1 Release of Claims.

                              (a)     Except as provided in Section 5.1(c), to the extent permitted by law, effective as of the Contribution Date, Spas does hereby, for itself and its successors and assigns, release and forever discharge BSML and each of its Affiliates, their respective successors and assigns, and all Persons who at any time prior to the Contribution Date have been shareholders, directors, officers, agents or employees of BSML or any of its Affiliates (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any facts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Contribution Date, including in connection with the transactions and all other activities to implement the Contribution.

                             (b)     Except as provided in Section 5.1(c), to the extent permitted by law, effective as of the Contribution Date, BSML does hereby, for itself and its successors and assigns,  release and forever discharge Spas and each of its Affiliates (including the Buyer and its Affiliates), their respective successors and assigns, and all Persons who at any time prior to the Contribution Date have been directors, officers, agents or employees of Spas (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any facts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Contribution Date, including in connection with the transactions and all other activities to implement the Contribution.

                             (c)     Nothing contained in Sections 5.1(a) or (b) shall negate the allocation of assets or Liabilities under this Agreement or otherwise impair any right of BSML (including, without limitation, on behalf of BSML’s Affiliates) or Spas (including, without limitation, on behalf of Spas’ Affiliates, including the Buyer) to enforce this Agreement or any Ancillary Agreement, in each case in accordance with its terms.  Without limiting the generality of the preceding sentence, nothing contained in Sections 5.1(a) and (b) shall release BSML or Spas, as applicable, from (i) any Liability provided in or resulting from this Agreement or any Ancillary Agreement or (ii) any Liability, contingent or otherwise, assumed, contributed or assigned to such Person in accordance with, or any other Liability of any Person under, this Agreement or any Ancillary Agreement.

                             (d)     Spas shall not make any claim or demand or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against BSML or any of its Affiliates or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a), except as permitted by Section 5.1(c).  BSML shall not make any claim or demand or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against Spas or any of its Affiliates or any other Person released pursuant to Section 5.1(b), with respect to any Liabilities released pursuant to Section 5.1(b), except as permitted by Section 5.1(c).

ARTICLE 6.
MISCELLANEOUS

          6.1     Further Assurances.  In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its commercially reasonable efforts, prior to, on and after the Contribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.  Without limiting the foregoing, prior to, on and after the Contribution Date, each party hereto shall cooperate with the other parties, and without any further consideration, but at the expense of the requesting party, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument, and to take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the Contributed Assets and the assignment and assumption of the Contributed Liabilities and the other transactions contemplated hereby and thereby.

6.2 Survival. The provisions hereof shall remain in full force and effect and shall survive the Contribution Date, except to the extent otherwise agreed by the parties in writing.

6.3 Counterparts; Entire Agreement.

                             (a)     This Agreement and each Ancillary Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

                             (b)     This Agreement, the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter.

          6.4     Governing Law.  This Agreement, except as expressly provided herein, and, unless expressly provided therein, each Ancillary Agreement, shall be governed by and construed and interpreted in accordance with the laws of the State of California, irrespective of the choice of laws principles of the State of California as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

          6.5     Assignability.  Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the parties hereto and thereto, respectively, and their respective successors and assigns; provided, however, that no party hereto or thereto may assign its respective rights or delegate its respective obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other parties hereto or thereto.

          6.6     Notices.  All notices or other communications under this Agreement or any Ancillary Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person or (b) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

If to BSML, to:

BriteSmile, Inc.
460 North Wiget Lane
Walnut Creek, California 94598
Fax: (925) 941-6266
Attention: Nhat Ngo

If to Spas, to:

BriteSmile Spas, LLC
460 North Wiget Lane
Walnut Creek, California 94598
Fax: (925) 941-6266
Attention: Nhat Ngo

Either party may, by notice to the other party, change the address to which such notices are to be given.

          6.7     No Third Party Beneficiaries.  The provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the parties and are not intended to confer upon any Person (including, without limitation, any Contributed Employee) except the parties any rights or remedies hereunder, and there are no third party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third Person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

          6.8     Severability.  If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any party.  Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

          6.9     Publicity.  Each of Spas and BSML shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Contribution or any of the other transactions contemplated hereby and prior to making any filings with any Governmental Authority with respect thereto.

          6.10     Headings.  The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

          6.11     Survival of Covenants.  Except as expressly set forth in any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained herein, shall survive the Contribution.

          6.12     Waivers of Default.  Waiver by any party of any default by the other party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the other party.

          6.13     Amendments.  This Agreement and all Ancillary Agreements, except to the extent as may otherwise be set forth therein, may be amended by the written agreement of BSML and Spas.  No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by any party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such waiver, amendment, supplement or modification.

          6.14     Interpretation.  Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires.  The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement).  Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified.  The word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified.  The word “or” shall not be exclusive.

IN WITNESS WHEREOF, the patties have caused this CONTRIBUTION AGREEMENT to be executed by their duty authorized representatives on the date first written above.

BRITESMILE, INC.

By:	/s/ ANTHONY M. PILARO

Name:	Anthony M. Pilaro
Title:	Chairman

BRITESMILE SPAS, LLC

By:	BriteSmile, Inc., its Manager

By:	/s/ NHAT H. NGO

Name:	Nhat H. Ngo
Title:	Executive Vice President